Exhibit 99.4

        OFFER TO EXCHANGE ALL OF THE OUTSTANDING
10 1/4% SENIOR DISCOUNT NOTES DUE 2013
FOR
10 1/4% SENIOR DISCOUNT NOTES DUE 2013
REGISTERED UNDER THE SECURITIES ACT OF 1933
OF
Jostens Holding Corp.

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MARCH 4, 2004 (THE "EXPIRATION DATE") UNLESS EXTENDED BY JOSTENS HOLDING CORP.

February 4, 2004

To Our Clients:

        Enclosed for your consideration is a prospectus, dated February 4, 2004, of Jostens Holding Corp. ("Jostens Holding") and a related letter of transmittal, that together constitute Jostens Holding's offer to exchange $1,000 principal amount at maturity of its 10 1/4% Senior Discount Notes due 2013, which have been registered under the Securities Act of 1933, as amended (the "Registered Notes"), for each $1,000 principal amount at maturity of its outstanding unregistered 10 1/4% Senior Discount Notes due 2013 (the "Old Notes"), of which $247,200,000 aggregate principal amount at maturity is outstanding.

        The materials relating to the exchange offer are being forwarded to you as the beneficial owner of Old Notes carried by us for your account or benefit but not registered in your name. A tender of any Old Notes may only be made by us as the registered holder and pursuant to your instructions.

        Accordingly, we request instructions as to whether you wish to tender any or all of such Old Notes held by us for your account or benefit pursuant to the terms and conditions set forth in the prospectus and the letter of transmittal. We urge you to read carefully the prospectus and letter of transmittal and other material provided herewith before instructing us to tender your Old Notes. The letter of transmittal is furnished to you for your information only and cannot be used by you to exchange Old Notes held by us for your account or benefit.

        Your instructions to us should be forwarded as promptly as possible in order to permit us to tender Old Notes on your behalf in accordance with the provisions of the exchange offer.

        Your attention is directed to the following:

          1.     The exchange offer will expire at 5:00 p.m., New York City time, on the Expiration Date, unless extended by the Company. Tendered Old Notes may be withdrawn, subject to the procedures described in the prospectus, at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

          2.     The Company will accept for exchange up to $247,200,000 aggregate principal amount at maturity of Old Notes that are properly tendered in the exchange offer at or prior to 5:00 p.m., New York City time, on the Expiration Date. Old Notes will be exchanged for the Registered Notes at the rate of $1,000 principal amount at maturity of Registered Notes for each $1,000 principal amount at maturity of Old Notes validly tendered and not validly withdrawn prior to the Expiration Date. The form and terms of the Registered Notes are identical in all material respects to the form and terms of the Old Notes, except that the Registered Notes have been registered under the Securities Act of 1933, as amended (the "Securities Act").

          3.     The exchange offer is subject to certain conditions set forth in the Prospectus in the section captioned "The Exchange Offer—Conditions."

          4.     Holders will not be obligated to pay any transfer taxes in connection with a tender of their Old Notes for exchange unless a holder instructs the Company to register Registered Notes in the name of, or request that Old Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder, in which event the registered tendering holder will be responsible for the payment of any applicable transfer tax.

        If you wish to have us tender any or all of your Old Notes, please so instruct us by completing and returning to us the form entitled "Instruction to Registered Holder And/Or Book-Entry Transfer Facility Participant From Beneficial Owner" attached hereto. An envelope in which to return your instructions to us is enclosed. If you authorize a tender of your Old Notes, the entire principal amount at maturity of Old Notes held for your account will be tendered unless otherwise specified on the instruction form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf by the Expiration Date.

        None of the Old Notes held by us for your account will be tendered unless we receive written instructions from you to do so. Unless a specific contrary instruction is given in the space provided, your signature hereon shall constitute an instruction to us to tender all of the Old Notes held by us for your account.